Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended January 31, 2026

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)
Domestic	$257,404	$257,219	$1,082	5.04%	$10,402	4.04%	N/A	N/A
Consumer Banking:
Auto	83,965	84,134	136	1.94	4,003	4.76	$531	0.63%
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(1)Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.
(2)30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(3)Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)Period-end loans held for investment and average loans held for investment include billed finance charges and fees. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. Billed finance charges and fees that are ultimately uncollectible are reflected as a reduction in revenue and not included in our net charge-offs.